Exhibit 99.02

SILICON IMAGE

Moderator: Bob Gargus

January 25, 2005

4:00 p.m. CT

Operator:  Good day and welcome to today’s Silicon Image fourth quarter 2004 earnings release.  Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Bob Gargus.  Please go ahead.

Bob Gargus:  Good afternoon and welcome to Silicon Image’s fourth quarter and fiscal year 2004 financial results teleconference.  Joining the today is Steve Tirado, our new President and Chief Executive Officer.

Please be cautioned that during this call we will make comments regarding the future performance of the company.  These include remarks concerning our expected operating results, product introduction, product production ramps, announcements relative to standards and technology adoption rates.  We may also make comments regarding events that could potentially impact the future of the company.  Many factors taken individually or in combination could affect future business outcomes.  Actual company results may differ materially from what I have described in the forward-looking comments.  I encourage you to familiarize yourself with our most recent 10-K as filed with the Securities and Exchange Commission on March 15 2004 for the period ended December 31st 2003, and our third quarter 10-Q report for the period ended September 30th 2004, which was filed with the SEC on October 29th 2004.  These reports describe relevant risk factors that could affect future outcomes.

Additionally, during the call today we may highlight other factors that could impact any projection or other forward-looking statement.  Unless otherwise stated, all amounts, results, and projections discussed are on a pro forma basis, which excludes stock compensation expense, patent defense costs, acquisition integration costs, restructuring in an impairment costs, amortization of intangible assets, in process R&D expense, and gain a loss on derivative securities and escrow settlement.  A reconciliation of pro forma numbers to GAAP numbers can be found in our fourth quarter and fiscal year 2004 financial results press release, which is available on Silicon Image’s Web site at www.SiliconImage.com.

Before I turn the call over to Steve Tirado, our new CEO, I want to point out that Silicon has approximately 12 financial analysts that publish research on the company, which creates a range of variability relative to the street financial models.  When we say Street estimates, we mean the consensus of all the analyst models, and not the guidance that was given by the company.

I will now turn the call over to Steve for comments on the quarter.

Steve Tirado:  Thank you Bob.  I am both happy and enthusiastic to be here today as Silicon Image’s newly appointed CEO, and member of the board of directors.  Before I began a review of the fourth quarter and you 2004, I want to briefly comment on the announcements made this morning.

While the resignation of Steve and Bob was unexpected, Silicon Image’s Board has moved swiftly to manage the situation.  I am delighted to be joined in my new capacity by Chris Paisley, our newly appointed Chairman of the board, and David Lee, founder and former Chairman and CEO of Silicon Image, in his new capacity as Chairman of the PanelLink Cinema, LLC.  Chris has been a Silicon Image board member since April of 2004, and brings a wealth of experience from his tenure as Senior Vice President of Finance, and Chief Financial Officer for 3Com Corp.  for 15 years, and from his current position as the Dean’s Executive Professor of Accounting in finance for the Leavy School of Business at Santa Clara University, where he has taught since January of 2001.

David has been a visionary and Business Strategist extraordinaire since the founding of Silicon Image in 1995.  In addition to setting and driving the strategic direction for the company and its product, he spearheaded the formation and subsequent launch of the PanelLink Cinema Partners, LLC, a wholly-owned subsidiary of Silicon Image.  PanelLink Cinema Partners is chartered with fostering the growth and proliferation of the Company’s PanelLink Cinema Partners initiative, and currently is supported by Sun plus Sony, Hitachi, Mitsubishi, Sanyo, Samsung, LG, and others.  PanelLink Cinema Partners program is aimed at providing consumers with a simple means to identify HDTVs and other consumer electronic devices that use the PLC logo as content ready devices.

More specifically, HTMI products branded with the PLC Partners logo have been tested for high bandwidth digital content protection functionality, and interoperability.  The goal of the PLC is to have a way of assuring consumers that their CE devices are both interoperable and ready to receive and play premium digital content.  The consumer electronics industry is in the early stages of a transition to high-definition all digital content.  Silicon Image’s goal is to provide leadership into definition of a secure digital content delivery infrastructure that willpower this transition.  I am looking forward to David’s continued contribution to Silicon Image’s success in his new role as Chairman of the PanelLink Cinema LLC, reporting to me.

I’ll now turn to our financial results for the fourth quarter and you 2004.  2004 was a year of substantial growth for Silicon Image, as we saw adoption accelerate in the use of a product.  A combination of market and technology forces have begun to converge around solutions that store, transmit, receive, and distribute high-quality digital video and audio content.  Silicon Image was early in identifying this trend, and is solidly positioned to continue providing leadership products that enable what we believe is a multiyear transition affecting hundreds of millions of digital video and audio devices, including TVs, PCs, game consoles, and a new generation of storage devices.

We achieved record revenue of $173.2 million, a 67 percent increase over the prior year.

We achieve pro forma profit in excess of 19 percent of revenue.  As many of you know, we have been working to exceed a 19 percent pro forma net operating income level for the last three years, and we are quite proud of having reached that goal.  And, we reached pro forma net income of 33.4 million, or 39 cents per diluted share.  This compares to a net pro forma income of 2.3 million, or three cents per diluted share for 2003.  Additionally, during the year we demonstrated strong asset management and grew our cash and short-term investments from 37 million to over 93 million as of December 31st 2004.  Overall, we had an outstanding year, and I am very proud of what management and our employees have accomplished.

Turning to the fourth quarter, we had total revenue of 46.1 million, a 52 percent increase from the year ago quarter, and a four percent decrease from the third quarter.  Fourth quarter product revenue grew 1.3 percent, while licensing revenues declined 36 percent.  Licensing revenues fell short of expectations, and accounted for why we missed guidance of flat revenues quarter to quarter.  I will cover this decline in more detail later in the call.  Improving to 22 percent of revenue, pro forma net income was 10.3 million, or 12 cents per diluted share, and this was short of Street expectations by a penny.

Now let me turn to a review of the lines of business.  In our PC display business, we achieved five percent sequential growth, with approximately 11 million in revenue during the fourth quarter of 2004.  Our PC business was favorably impacted by the better-than-expected ramp in Intel’s Grantsdale, and by strong demand for Silicon Image’s integrated panel controllers that go into all digital LCD panels.  As Intel moves from PCI to PCI Express on the Grantsdale platform, it changed the interface for DVI transmitters and moved from what was called the DVO interface to the new SDVO interface.  The Silicon Image 1362 DVI transmitter was designed to work with Intel’s SDVO port in the Intel Grantsdale platform, and will continue to ramp with the success of this and future SDVO platforms, where DVI is offered.  Silicon Image is currently the only transmitter manufacturer in production that takes advantage of the SDVO interface for DVI.  The DVI adoption is continuing to expand, and reached an estimated 46 percent on the PC host side and 82 percent on graphics cards.

We are still on track to announce a Next Generation of panel controllers during the first quarter of 2005.  We expect these panel controllers to gain significant traction in the latter part of 2005.  We expect our PC business to be flat to up five percent in the first quarter.  Let me turn to consumer electronics.

Total revenue in the CE business declined 11 percent sequentially, to 24.1 million in the fourth quarter of 2004, from 27 million in the third quarter.  This sequential decline was caused by slower demand, and a product mix shift, whereby higher end HDMI receivers did not ship as much as expected, and lower end DVI receivers shipped beyond our expectations.  This shift was due to retailers slashing plasma TV prices to clear excess inventory heading into the holiday season.  This resulted in more DVI chips being sold into the CE space at lower prices, about 40 to 50 percent lower, then the HDMI equivalent.  These DVI chips are being phased out in favor of HDMI, as the associated inventories are depleted.  Our CE licensing revenue declined from 4.7 to 2.2 million, and was slightly better than our guidance at the beginning of the quarter.

At the Consumer Electronics Show this year, we announced to new products.  First, we began shipping in Q4 a low-cost single port HDMI receiver, the Silicon Image 9011.  The 9011 is the most cost-effective solution for DTV manufacturers, incorporating HDMI into mainstream 20 to 36 inch DTVs to comply with the FCC mandate, which states that all digital cable TVs sold after July 1st 2005 feature and HDMI or DVI input HDCP.

We also announced the Silicon Image 8100, the industry’s first advanced video processor integrating HDMI capability and is our first in a family of integrated video processing solutions.  The 8100 video processor is a highly integrated scaler, deinterlacer, analog video input, and HDMI receiver in a single chip.  This lays the foundation for digital media stream processing, and enables Silicon Image to enter into the advanced video processor market by moving beyond the digital I/O to the very heart of DTV.  It also provides our customers with a more complete fully integrated system solution, and fits into our overall business strategy, to seamlessly moved digital content in and around the home.

The HDMI continues to gain momentum with nearly 400 devices announced or shipping that incorporate HDMI.  It is readily apparent that HDMI is continuing its rapid adoption and is becoming a leading digital interface technology.  Silicon Image continues to be the HDMI market share leader, with over 90 percent market share, and is universally recognized as the choice for interoperability.

Looking forward, we expect the CE business to be seasonally weaker in the first quarter, with product revenue declining sequentially by approximately 14 to 20 percent.  It is important to note that this decline is driven by market conditions, and seasonality, and it’s not the result of any lost designs.  We expect Q1 CE licensing revenues to expand 15 to 30 percent over fourth quarter 2004 levels.

Let me finally turned to the storage business.  Revenue for the storage business was 11 million, an increase of six percent over the prior quarter.  Storage licensing revenue was 1.7 million, an increase of 13 percent sequentially, and product revenue was better than we projected, which all storage product lines increasing at least 3 to 5 percent sequentially.

Our storage licensing revenue did not meet expectations, and came in at 1.7 versus our anticipated 4.3 million.  At the time of our October call, we anticipated closing a major licensing deal prior to quarter end.  While the deal did not close, we are still optimistic about our overall licensing program, and expect to see continued improvements in future quarters.  We have often stated that licensing revenues are inherently lumpy and can move both in and out of the quarter.  We still expect our overall annual licensing revenues to be 10 to 15 percent of overall revenues.

At the Consumer Electronics Show, our new SteelVine storage architecture, targeting consumer applications, was presented to several major companies in the CE space.  We received strong validation for the architectural approach that we have taken to enable digital content consolidation in the home.  Additionally, we provided a technology demonstration of the SteelVine SV 2000, a simple plug and play storage device, working with Scientific-Atlanta’s Explorer 8300 high-definition DVR set-top box.  The 8300 set-top box has an external serial ATA port that combined with SteelVine offers consumers a scalable reliable easy-to-use and cost-effective way to expand their digital video recorder storage.  This is significant, as we anticipate this will be the first of many Next Generation consumer devices, such as set-top boxes, PVR’s, and media PCs that will have one or more external SATA ports.

Looking forward to the first quarter of 2005, we anticipate our Legacy storage IC business, fiber channel, USB, and parallel ATA to decrease and our serial ATA and SteelVine revenues to increase.  We expect that SteelVine product revenue will contribute over a half-million in the first quarter, and that total storage revenue, including SteelVine will be up five to 10 percent sequentially over the fourth quarter.  We anticipate storage licensing revenue to expand approximately 10 percent.

In summary, we are making great progress in laying the foundation for semi conductor growth that targets the secure storage, transport, and distribution of premium digital content for the next decade.  Our PC product offerings continue to grow,  driven by the adoption of DVI, and move toward PC digital bundles.  The CE portion of our business is being fueled by the rapid adoption of HDMI, and we have taken the lead in offering the industry’s first fully integrated video processor, with HDMI and HDCP.

In addition, we are encouraged by Microsoft’s announcement at CES and the energy and resources they have committed to the media center PC, and its role in their digital entertainment anywhere vision.  The proliferation of digital content and its availability in the home aligns well with our overall strategy.  Finally, we are excited about the growth prospects for SteelVine and its ability to offer a revolutionary approach for enabling digital content consolidation in the home.

With that, I’d like to turn the call back to Bob for the financials.

Bob Gargus:  Thank you, Steve.  Let me recap the revenue segments in detail.  The DVI PC business revenues were 11.0 million, a five percent increase from last quarter.  The 11.0 million includes 0.1 million of licensing revenues.  For the full year, the PCI DVI revenues were 41.6 million, and increased 15 percent over 2003 levels.  Storage revenue was 11 million, and increased six percent from the third quarter.  The increase was the net result of two factors.  One, all segments of the storage IC business, fiber channel, parallel ATA, USB and serial ATA, grew at least 3 top 5 percent sequentially, and two, licensing revenues increased from 1.5 to 1.7 million.  The consumer electronics business was 24.1 million, down 11 percent from the third quarter.  Approximately 2.2 million of the 24.1 million came from licensing.  A product portion of CE revenues decreased two percent from the third quarter.

Combined licensing and royalty revenue totaled 4.1 million, and was down 36 percent from the 6.4 million recorded in the prior quarter.  The 4.1 million is 2.3 million less than we projected for Q4.  This is the main story for the fourth quarter.  From a product revenue perspective, the CE revenue came in less than anticipated but was offset by good news in the storage and PC product lines.  The result is that the entire revenue shortfall for the quarter was attributed to licensing revenue.  The recurring royalties were approximately 2.1 million, 0.8 million in CE, 0.1 million in PC, and 1.2 million in storage.

I remind everyone that we have repeatedly stated that the licensing revenues are inherently lumpy.  That said, we are projecting that our first quarter licensing and royalty revenues will be in the $4.5 million to $5.0 million range.  All but approximately 2 million of this is now in backlog for delivery this quarter.

Our bookings were soft in the fourth quarter, due to general market conditions, but did improve at the end of the quarter, and have been stronger during the first few weeks of this quarter.  We are entering Q1 with visibility of approximately 60 percent against a projection of overall revenues being down two to eight percent sequentially.

The product revenue portion of our business was up slightly in the fourth quarter, and was consistent with the guidance we provided at the beginning of the quarter.  ASPs in the quarter declined by one percent.  From a customer concentration perspective, we had two customers and four distributors that exceeded the five percent threshold.  The customers were Samsung at seven percent, and Asus Power at seven percent.  The four distributors were World Peace at 18 percent, Microtek at 11 percent, Inno Micro at seven percent, and Weiking at five percent.

Let me turn to net income now.  First, let’s discuss the fourth quarter GAAP numbers.  The Loss for the quarter was 0.1 million, or an earnings per share of $0.00 cents on a diluted basis.  There are three reconciled items between a pro forma numbers and the GAAP numbers.  These three items totaled 10.4 million, with the single largest one being stock based compensation charge of 10.1 million.  The majority of this is associated with the repricing of options back in 2000 and 2001, and option modifications that resulted in variable accounting for these option grants.  Another portion of the stopped based compensation is associated with pre IPO stock option grants and options assumed from acquisitions.

The remaining two reconciling items are the non-cash amortization of goodwill and intangibles, and cash patent defense costs, which combined totaled the loss of .3 million for the quarter.  I refer the listener to our earnings press release, which include the full reconciliation of the differences between the GAAP numbers and the pro forma numbers that we discussed in this call.  The rules require that if we are going to provide guidance for non-GAAP, or pro forma numbers, that we must provide guidance or explain why we cannot provide guidance for the GAAP equivalents.

Looking ahead, we may have four items of adjustment for the first quarter.  The first is the amortization of intangibles.  Given the acquisition of TransWarp in the second quarter of 2003, we will incur amortization charges of approximately .3 million in this area.  The second item is the stock based compensation.  This item has two components.  One that relates to the re-pricing of stock options in 2000 and 2001, and that fluctuates with our stock price.  The second relates to pre-IPO grants and stock options assumed in connection with acquisition and grants to non employees.  As such, there are several components of this item that can be positive or negative, and the charge is difficult to estimate.  We can state that the charge for the pre IPO acquisition and non-employee grants will be approximately 1.0 to 1.5 million for the first quarter.  The portion that varies with our stock price is one that we cannot estimate.

The third item is the planned sale of  Leadis stock during the quarter.  Given a Leadis share price of $10.65, which was the closing price on 12/31/04, we would have a gain of approximately $4 million, and that would be recorded during the fourth — or during the first quarter.  We have approximately 375,000 shares, so a $1 decline in Leadis share price would correspondingly decrease this gain by $375,000.

The final item is a possible net gain associated with the possible legal settlement of the Genesis lawsuit.  This item is comprised of a onetime settlement fee, ongoing royalties, the payment of legal bills on our balance sheet, and any additional fees incurred during the quarter associated with this matter.  The timing for receiving cash is unknown, and must await final resolution in the courts.  Thus any possible gain associated with settlement or possible expense associated with further litigation regarding Genesis is unknown.

For the reminder of my presentation, I will focus only on the pro forma financial statements that exclude these items, consistent with the guidance we gave at the start of the quarter.  The pro forma net income for the fourth quarter was 10.3 million.  This is 0.2 million of an improvement from the third quarter pro forma results, and an improvement of $8 million from the year ago quarter.  The fourth quarter’s earnings per share was 12 cents, and was one penny under Street consensus.  The pro forma net income of 10.3 million was 22.3 percent of revenue, and improved from the third quarter’s 21.0 percent of revenue.

The operating results of Q4 as compared to Q3 2004 were one: product revenues increased $0.5 million quarter-to-quarter resulting in a $0.3M improvement to gross margins. This was offset by a $2.3 million decline in licensing revenue.

Two: gross margin as a percent of revenue improved in the fourth quarter.  In total it was 62.4% of revenue and was up 70 basis points over Q3 results. The product-only gross margins were 58.8%, and were up approximately 300 basis points.  Guidance last quarter was for product gross margins to expand 150 to 200 bps and we clearly exceeded that guidance.   The fourth quarter improvement is the net result of cost improvements, product mix, and a one-time recapture of inventory reserves worth about 100 basis points or $0.4 million on quarter-to-quarter basis.  The net is that cost improvements and reserve recapture resulted in a $1.2 million improvement to gross margins.  This cost improvement combined with the increase from product revenue and the decline in licensing resulted in overall gross margins being down $0.8M.

Three:  Operating expenses were $18.7 million and decreased $0.6 million from last quarter.  This is a little better than the flat guidance we gave on operating expenses for the quarter.

And finally, when we “trued-up” our year-end tax accruals we had a benefit of $0.3M that resulted in net taxes being only $0.1M for the quarter.  Interest income also improved $0.1 million quarter to quarter.

Gross Margin Guidance: looking at the first quarter we anticipate that overall gross margins will continue to improve.  We achieved additional cost improvements that flowed into inventory during the fourth quarter and should flow out in the first quarter.  As such we would project that Q1 overall margins will improve approximately 250-300 bps of which 100 bps comes from the increase in licensing revenues quarter to quarter.  The remaining gross margin expansion is the net result of cost improvements, product mix, and ASP erosion.

Turning to expenses: Total operating expenses at $18.7 million were 40.7% of revenue and were down $0.6 million from the third quarter.  The improvement is primarily attributed to better than anticipated savings associated with the company’s planned one-week shutdown around Christmas, tight expense control, and lower commission expenses. Operating Expenses at 40.7% were up as a percent of revenue from last quarter’s 40.4%.  Looking forward the first quarter expenses will show a sharp increase as a result of:  One, there is no scheduled shutdown in the first quarter and this will contribute to a $0.5M expansion.  Two, starting in the first quarter we will again have seasonal expenses associated with FICA, State disability, and other employee benefit costs, and this will contribute approximately a $1.0 million increase, and three, a combination of other factors such as salary increases, headcount, NRE credits and project expenses will result in a net range of between $0.2M and $0.6M increase to operating expenses.  All combined this is a $1.7 to $2.1 million increase in the first quarter over the fourth quarter levels.

Within the $18.7 million of operating expenses, we had $11.2 million or 24.3% of revenue for Q4 associated with R&D.  The actual spending in dollars decreased $0.4 million from the third quarter.  We expect R&D expenditures to be approximately $12.0 to $12.4 million in the first quarter.

SG&A spending was $7.6 million and was 16.4% of revenue.  This was slightly up or this was a slightly higher percent of revenue from the third quarter levels.   We expect this to be between $8.4 and $8.8M for the first quarter.

Net Interest Income was $320K for the fourth quarter and we would expect this to rise slightly in the first quarter.

Taxes: we have booked approximately $0.1M in income tax liability for the fourth quarter.  For the first quarter, our estimate is approximately $0.5 to $0.8 million for taxes.

Now let’s turn to the balance sheet:  we ended the quarter with $93.5 million in cash and short-term investments.  This was a $14.8 million increase from the $78.7 million balance at the end of the third quarter.  We have no long-term debt, and we ended the quarter with total assets of $154.3 million.  DSO levels improved to 38 days. Inventory levels were flat resulting in inventory turns of 5.0.  A final point related to the improvement in cash and short-term investments is that we received $8.2 million from employees exercising stock options and purchasing shares through the company ESPP program.  The remaining $6.6 million is basically from operations.  We would project DSO to be in the range of 40 to 45 days for Q1 and inventory turns to be in the 5.0 to 5.5 range.

In summary, to recap the quarter, revenues declined $1.8 million to $46.1 million, a 4 percent sequential decrease and a 52 percent increase over the prior year. Two, net Income on a pro-forma basis was $10.3 million and increased $0.2 million or 2% over the third quarter.  Three, we are entering a seasonally weak Q1 with approximately 60% visibility and are projecting total revenues to decline 2-8%.  Four, overall pro-forma EPS was $0.12, and was flat relative to Q3 2004.  And five, it is important to note that we continue to execute and deliver.  We have established a solid track record over the last three years of execution.  We continue to have higher than average growth; higher than average gross margins that are expanding; consistent increases to our cash and short-term investment balances; and operating margins at almost 22% of revenue are excellent.

In summary, we are disappointed that the timing on a strategic license did not materialize as we forecasted.  We recognize and communicate in each call that licensing revenues are inherently lumpy.  No matter how you look at it, 2004 has been a very good year, and we continue to feel we are well positioned for successes as we look forward into 2005.

That concludes the financial section of the 2004 fourth quarter conference call.  At this time we can open the call to questions and answers…

Operator…

Operator:  If you would like to ask a question on today’s conference, it is star one at this time.  If you are using a speakerphone, please make sure to turn off your new function before signaling so that your signal will reach our equipment.  We will proceed in the order you signal and take as many questions as time permits.  Once again, it’s star one to signal for questions.

             We’ll go first to Tore Svanberg, of Piper Jaffray.

Tore Svanberg:  Yes, good afternoon.  A couple questions.  You mentioned you had about 60 percent visibility going into the quarter.  (Would) that mean where we are now or just at the beginning?

Bob Gargus:  At the beginning.

Tore Svanberg:  Could you give us an indication of where you stand now?

Bob Gargus:  I prefer not to.  I prefer just to say that, as I said in the call, that the order rates have improved in the first two or three weeks of the quarter here, but I learned a long time ago two or three weeks doesn’t make a quarter.

Tore Svanberg:  Fair enough.  And also, looking at the CE business, could you go through a little bit what the mix was in Q4, and what you expect the mix to be in the March quarter between DVI and HDMI?

Bob Gargus:  So we believe that a lot of the shift to DVI in the fourth quarter was burning off some inventory associated.  We saw some price slashing for some of the plasma TVs, so we’re expecting — well, we’ve communicated basically that the DVI portion of the CE business would phase out.  These are going to move to HDMI, so that between now and the end of 2005, we expect basically to probably be solely into the HDMI side.

Tore Svanberg:  OK, very well.  And finally, on the 8100 part of the announcement, could you give us a little bit more color on, you know, when you expect some meaningful revenue, what are some of the price points, and how do you think that product stacks up to competition?

Steve Tirado:  So we’re just beginning to sample that product, and as you know, it’ll take several, you know, months before we’re able to get those customers into production.  I think actually, the sampling starts in Q2, and will be in production in Q3, so I don’t think we’re going to have much in the way of meaningful revenue until, you know, like Q4, Q1.

Bob Gargus:  This is Bob, just to remind you, you know, as we introduced new products, they are really to win design this year that really don’t turn into production for the most part until  next year, provided you’re talking about the consumer electronics market space.

Steve Tirado:  Yes, usually the cycle goes — you know, you compete for sockets during the Q2, Q3 sort of timeframe, and even sometimes as late as Q4, and then they lock in their semis and they go into production.  So we will hit with the 8100 video processor — we’ll hit the market window correctly, and we’ll — the real revenue ramp happens the following year.

Tore Svanberg:  OK, and as that occurs, I assume that that market is a bit more competitive.  Is there a level of the mix you want to keep that product line at, you know, not exceeding a certain level so that doesn’t impact your margins?

Steve Tirado:  You know, I mean this actually represents new business for us.  We haven’t really competed in this part of the market before, so for us, it’s all upside.  There’s nothing we’re cannibalizing by getting — I mean this is sort of the natural flow of events that’s going to happen in the marketplace.  You know, integration is an inevitable force and so we’re integrating in advance of anybody else in the market.  This is the first DTV video processor product with integrated HDMI, so we’ve taken some knocks in the past about the way we’ve executed our strategy on DVI.  With HDMI, we’re being very aggressive and moving in front of everybody in terms of integration effort.

Tore Svanberg:  Great, thank you.

Steve Tirado:  You’re welcome.

Operator:  We’ll go next to Mark Grossman with Americas Growth Capital.

Mark Grossman:  Great.  I know this must be a little sensitive, but can you give any information on the reason Stephan gave for leaving and talk a little bit about just the progress and of events?  Did David’s decision to step down as Chairman occur after the resignation?

Steve Tirado:  You know, I’m really — all of the information that we’re willing to share was circumscribed by the press release, and that’s really all I’m willing to share at this point.

Mark Grossman:  OK, great.  In terms of the Op Ex, it takes a big — it increases significantly in Q1.  What’s your expectation for the rest of the year?  Does it start flattening out or will we see that continue to increase significantly?

Bob Gargus:  It starts to flatten out, but we are going to invest in Op Ex during 2005.  If you backtrack to 2004 for a minute, and you look at the incremental revenue that we did for the year, it was a little over 70 million, and we put a little over 31 million to the bottom-line.  What that meant was that on a year to year basis, we put about 45 cents, 46 cents of every incremental dollar to the bottom-line.  So we highly leveraged, if you want, that revenue to the bottom-line, which is a good thing because we had committed that we wanted to improve our overall profitability, but our profitability is no longer an issue.  Being in the 20 percent range, it’s solid, and I think as a company we’re more interested in investing in Op Ex and fueling growth of the top line than we are in trying to improve the bottom-line as a percent of revenue.

Mark Grossman:  OK, great.  And in the HDMI market, are you seeing anything in terms of competition …

Steve Tirado:  You know, it’s the same as we had probably mentioned in previous calls.  There are, on the source side, some integration efforts on the part of Zoran and Broadcom, you know, with their set-top box chip, nothing that, you know, we haven’t known about or haven’t seen for actually several quarters now.  In the case of discrete parts in the HDMI receiver world, we’ve talked about the fact that both Toshiba and Panasonic have parked out in the market.  We have managed to remain extremely competitive in the market, and I think some of the advantages we had with respect to our testing and interoperability work has really kept the customers close to us.  You know, we’ve been able to be competitive on price, so today we’re really holding the lion’s share of the market.

Bob Gargus:  Mark, this is Bob.  As the year unfolds, you know, we will see more competition, but again, just as we said earlier, we want to caution everybody, but as you see these parts for these competitive solutions in the marketplace, they’re probably not so much impactful for 2005 revenues as they are out there competing for 2006 …

Steve Tirado:  Yes, 2005 sockets are kind of — they’re done.  I mean these consumer electronics companies are not going to change in this point in time, so the real war is going to occur this year for 2006.  There are roughly 10 semi companies who have now announced HDMI ICs of one sort or another.  Good news is the industry knows there will be more than one supply or multiple suppliers out there.  Bad news is it’s more competition for us, but I think we’re really well-prepared for this, and one of the things that you probably should know, that unlike the DVI market, the firmware/software component of this and the interoperability testing are very critical pieces, so there’s a little bit — you know, there’s not really an incentive to move to another company’s product for a couple of cents or something.  You really have to have some significant reasons to want to move away from Silicon Image, i.e., we’re non-competitive, and that’s certainly not what our strategy is.

Mark Grossman:  OK, great.  And last one, SteelVine, you threw out a number of — target of 10 million a quarter by Q4.  Are you still comfortable with that?  And I guess are you more or less optimistic about hitting that target?

Steve Tirado:  You know, we’re staying with down, you know, as we gave it out.  We’re comfortable with where we’re at.  You know, the product has started to ship, and the channels are coming up.  We were really emboldened and actually very motivated coming out of the Consumer Electronics

Show.  We are really with respect to this new category of storage for consumer devices, there’s no question.  I think as a semi vendor, we’re about right in terms of our timing.  From a system perspective, you really not going to see as much move in the CE sector for SteelVine until probably 2006, but this little box that we’ve created for the small to medium business market has absolutely excellent price performance, and it’s a really simple product to install and use, and so the VAR channels are telling us they think it’ll be a very successful product this year.

Mark Grossman:  Great.  Thanks a lot, guys.

Steve Tirado:  Sure.

Operator:  We’ll go next to Jeremy Bunting of Thomas Weisel Partners.

Jerry Bunting:  Great.  Thank you very much.  First off, let me ask you about the licensing deal, which pushed out of Q4, and presuming that was in the storage area.  So would that be licensing, IP, and say the serial ATA space or drives?

Steve Tirado:  Actually, Jeremy, that deal was related to SteelVine.

Jeremy Bunting:  Oh, it was?

Steve Tirado:  Yes.

Jeremy Bunting:  OK.

Steve Tirado:  So we’re queuing up.  There’s some partnerships that we would like to initiate into the marketplace to help us proliferate SteelVine, and we’ve got some — you know, we’ve got a lot of interested parties, and it looked like something was very close to closing and it’s now moved out a little bit, so we’re still working on it.

Jeremy Bunting:  All right, thanks.

Bob Gargus:  Jeremy, for whatever it’s worth, you know, the SteelVine license is the first of its kind for us, right?

Jeremy Bunting:  Yes.

Bob Gargus:  It takes a different flavor, so we’re learning as we go along there a little bit, too.

Jeremy Bunting:  Right.  Bob, the changes in senior management, does that change or plans for retirement?

Bob Gargus:  I don’t believe it does, but you know, Silicon Image has been good to the, so I — you know, I’m fully committed to staying here and finishing the K and the Q, and prior to this, you know,  (Mr. Laub) had basically said he would have a new CFO by the end of the quarter.  With this transition to Steve, I’m sure that’s going to have to reset a little bit, and you know, may take a little longer, but you know, I’ll be as flexible as I can to make sure that we have an orderly transition.

Jeremy Bunting:  OK and final question on the gross margin line.  Increase to gross margins in Q4, guided to increased gross margins in Q1.  If we take out the variability, which licensing brings to the gross margin line, are we going to sense a close around the 62 percent level gross margin, rather than say the 60 level?

Bob Gargus:  No, I think if you take the guidance that I’ve given, you had — well, first, the actual was 58.8 percent for Q4, and I think you’re going to the around the 61 percent level for Q1 for product only.  And I think the pattern that we had previously communicated, which was that over the course of the year it would come down a couple of points, is probably still right, it’s just that you’ll get the start from a higher point.

Jeremy Bunting:  OK, very good, thank you.

Operator:  We’ll take our next question from Brian Alger, of Pacific Growth Equities.

Brian Alger:  Hi guys, good afternoon.  Just a couple of points of clarification.  On the gross margin, you said you benefited from selling off some previous reserves.  Was that for $1.2 million or was that 1.2 percent?

Bob Gargus:  That was for about — it was actually 400,000.

Brian Alger:  Dollars?

Bob Gargus:  $400,000.

Brian Alger:  Great, thanks for verifying that.  And the looking at the forecast, you talk about a 14 to 20 percent decline in the CE product revenues.  I didn’t catch what the license revenues in the CE space were expected to do.

Steve Tirado:  I said they are expected to grow 15 to 30 percent quarter to quarter.

Brian Alger:  OK, great.  And then just going back to the guidance that we were given at the end of Q3, you know, Bob, you talk about a typical seasonal pattern where Q1 would be down five to 10.  Obviously we’re looking for something better than that now.  And then Q2 you talk about mid to high teens in terms of percentage growth rates, as far as seasonal patterns.  Do you think that’s still the case?

Bob Gargus:  I don’t see any reasons to change our expectations for the year, and while the today percent that we’re quoting now looks to be less than five to 10, if you did it of the same base, the five to 10 was off a higher number, and if you go back and look at it, the two to eight that we’re saying now is basically a little bit closer to that higher end of that 10 percent then the midpoint, but it’s basically still consistent with the old guidance.

Brian Alger:  OK.  And then just one final question, and looking at some of the developments that you guys have going on in the video processing arena, I understand you had some people leave to anchor Bay Technologies.  I’m just wondering how many people left with that group?  And is that going to impact any of your new product developments?

Steve Tirado:  Well, that acquisition took place like, I don’t know, four years ago, so the staff that left, left that long ago, so there have been in the changes since then.

Bob Gargus:  They left about a year ago or more ago.

Steve Tirado:  It was right at the beginning after we did the — or shortly thereafter.

Brian Alger:  I’m talking about the guys that are currently selling the DVDO product under the DVDO brand that are licensing it back from you.  And, Bob, you’re saying they left about a year ago?

Bob Gargus:  Yes, I think it’s around the year ago.

Brian Alger:  And it was just a handful of them?

Bob Gargus:  Less than a half a dozen.

Brian Alger:  OK, great.  So no real impact, nothing we should worry about.

Bob Gargus:  No, and for whatever it’s worth, the people that left to go to that did not contribute to this 8100.

Brian Alger:  Great.  Thanks for clarifying.

Operator:  We’ll go next to Charlie Glavin of Needham.

Charlie Glavin:  Thanks guys.  Maybe a little bit more clarification, Steve.  When you were — and Bob, you mentioned that SteelVine licensing is a little bit new, but given that it didn’t occur within the December quarter, by the guidance that you’re giving, it looks like — I’m not sure whether or not from a timing standpoint, it could come in March or it could come in June, for most of these licenses, how long is it going to take roughly?  Should we count on it more in June and the increases from the non big deal or are you trying to bring more of an expected, and you can’t tell the timing, when they’ll hit.

Bob Gargus:  So that’s why we gave you the specific guidance.  We told you the deal didn’t occur, we’re still working the deal, but we gave you guidance of, you know, the 4.5 to 5 million.  We told you that all but two of that is done, and the problem is in any given quarter we always have a couple of deals that are done that we need to close, and you know, the question is do they close or don’t they.

Charlie Glavin:  Can you at least give a little more clarity?  It was there more on the SMB side or, Steve, is it in some of the other areas?  It certainly seems to be a push for more the to drive in some of the consumer markets and not just the five drive within the SMB.

Steve Tirado:  Yes, the places where we’re really hunting the partnerships are more on the consumer electronics side.  I mean the SMB is we’re being somewhat opportunistic there.  I mean it’s a good market for us, don’t get me wrong, but we think the real opportunity for Silicon Image is in the consumer side.

Charlie Glavin:  And normally, I mean you get about 70 percent of, you know, the designs for 06 would be done by June of this year, but given the push within SteelVine and the reception by not only Scientific-Atlanta, but by others, when you look at that 10 million a quarter run rate, is that all going to the SMB or do you think some of it could come from the consumer side?  And if so, is that going to be more of the additive of the 10 to 15 million per quarter without getting too greedy?

Steve Tirado:  No, I think we’re going to get probably at least one of our customers into production in the year 2005.  I would say most of the revenue is going to come out of the SNB market in 2005.

Charlie Glavin:  OK, and then lastly, Bob, I’m not sure, you know, going forward the breakdown within the storage between both the chip and the system side, not so much the SteelVine, should we’ll just lump it all product, or is there any granularity between those two?

Bob Gargus:  So what are you asking?  I mean I’m not sure if I’m following year.

Steve Tirado:  He wants a breakout.

Charlie Glavin:  A little bit more breakout compared to how you historically have broken out storage, within the product, you gave a little bit more clarity.

Bob Gargus:  We have not necessarily given a breakout of the IC pieces.  What I will tell you was that the serial ATA piece was over 50 percent of the total.  That’s about what we’ve historically done.

Charlie Glavin:  And any expectations as far as a bit of a drag, given the ship from parallel to serial, and some of the other legacy or right now it’s most of that negative impact, essentially done with Grantsdale ramping right now.

Bob Gargus:  The negative impact is that the parallel ATA and USB stuff is old, and it just drops off over time because it’s not being renewed, and the fiber Channel parts, the markets moving to quad.  The quads are priced at about 14 bucks for a four port chip, and its replacing a single port chip that we used to get seven bucks a port for.  And so as those designs or products in the marketplace shift to the quad, our revenue we’ll go down, unless the port count came up enough to offset it.

Charlie Glavin:  Bob, as much as it is possible, maybe going back to Marc’s question, if you take a look at trying to enable SteelVine plus there’s some of the other initiatives, can you give a rough idea of kind of what you’re targeting from and R&D standpoint for the year, even — any sort of clarity on that?

Bob Gargus:  Well …

Operator:  We’ll take a next question from Michael Bertz, with W.R. Hambrecht.

Michael Bertz:  Hi guys, just a couple questions.  A lot of it’s been answered, I think.  In terms of the HDMI parts and what you’re seeing now, guys, what kind of blended ASPs should we think about overall in those ICs?

Bob Gargus:  Just before you do that, let me see if I can answer the other guy’s question.

Michael Bertz:  Sure.

Bob Gargus:  The R&D side probably for the year is probably going to, you know, — part of this, too, I’m going to talk about an increase over the 2004 levels.  Probably of about 25 percent or a little bit more, but you know, obviously we manage our expenses, so we’ll manage that and scale that with revenue. OK, now, would you repeat your question please?

Michael Bertz:  Sure Bob.  In terms of overall blended ASPs for the HDMI parts, maybe both transmit and receive side, what are you guys getting for those currently for the ICs?

Bob Gargus:  It’s probably in about the $6 range.

Michael Bertz:  And that’s for both transmit and receive together?

Bob Gargus:  That’s a blended rate for the combination of the too.

Michael Bertz:  OK, and on the serial ATA, especially the host controller ICs side, do you have some sense for weighting of business for, like you know, PC motherboards versus servers?

Steve Tirado:  You know, most of the volume for serial ATA controllers is driven by the PC motherboards.  We have — we’re very dominant on the server side, but the volumes aren’t any — they get swamped by the PC motherboards deals.

Michael Bertz:  OK.  So there’s really no difference, necessarily, in the chip price?

Steve Tirado:  Well, you know, we do have volume pricing, right, but that’s volume pricing overall.  You know, if you have a customer that’s not buying much, they’re going to probably pay more, but you know, typically not.  You know, we’ll have a customer who will buy for their server and their desktops, and they will do it all together so they get the same price.

Michael Bertz:  OK.  And then you kind of answered the outlook for 2Q and 3Q, Bob.  Let me — I guess when you talk about not really changing much over the year, in terms of the overall drivers really still being consumer electronics and storage.  Are you still looking at PC?  Any growth that we get out of that, basically being, I don’t want to say gravy, but you know, sort of extra to the year?

Bob Gargus:  Yes, you know, I think the PC market I would still put at single digit growth.

Michael Bertz:  OK great, and then lastly guys, on the SteelVine side, you talk about potentially getting some other — you know, other guys coming on board.  I mean perhaps with its licensing deal that’s being pushed or not, but give me a sense of a timing we might see some other potentially borrowers or OEMs even for small and medium business, what’s the outlook there?

Steve Tirado:  We will — we have more partners that have actually already signed, we haven’t announced them.  We have to figure out if we’re going to queue up another announcement so you guys can get a feel for what’s happening, but we are enabling the availability of SteelVine worldwide, and so that’s — you know, of course, got enough to signed relationships all over the world.  So you’ll probably see some announcement this quarter about some new partners that we’ve brought home for SteelVine.

Michael Bertz:  Would take the likely to be, you know, a large candidate like Dell, or it will be something, you know, more off and OEM nature?

Steve Tirado:  No, these were mainly be (VARS).  I mean Dell is like a master, you know, distributor.  They’re going to probably enable something on the overall 40 to 50 (VARS).  In fact, I think we just — we’re getting close to completing our training, so they’re going to bring quite a number of (VARS), and then there will be, you know, independent (VAR-like) companies.  Actually, some of them will be Dell-like, but they will be in other countries.  Dell is actually pretty international, but they don’t cover every geography, so we’re not relying on just that one channel for SteelVine.

Michael Bertz:  OK.  All right guys, thanks a lot.

Steve Tirado:  Thank you.

Operator:  We’ll go now to Daniel Gelbtuch with CIBC.

Daniel Gelbtuch:  Yes, thank you.  Congratulations, Steve, great to have you.

Steve Tirado:  Thank you.

Daniel Gelbtuch:  I wanted to know, first of all, just to be clear, you’re 224 and 239 million top line guidance for 05, coupled with the 45 to 55 cents number for EPS, you’re reiterating that, I assume.

Steve Tirado:  Yes.

Daniel Gelbtuch:  All right, excellent.  Now, just with regard to your HDMI product line, I was wondering if you could give us a little more roadmap guidance, with respect to — obviously, you have a display process for now.  Where do you plan to go next?  Are you — it’s a great analog video decoder, are you going to go further into the TV?  Maybe HDD code et cetera?

Steve Tirado:  We actually are planning to move actually quite far down the integration past, to Where, you know, you’ve got basically a television on a chip type product, but we’ll take it in phases.  Right now, what we’ve identified we think there’s a significant market for, and this is fairly bigger, more complex technology, over the last couple years we’ve really built-up a software R&D capability and a software stack, and so I think we’re really ready to march, so you’ll see us unfold some new products over the course of 2005, but our plan is actually to move in a much more integrated fashion into the marketplace.  Now, that doesn’t mean that we’re abandoning any of the discrete efforts or any of the licensing efforts because those markets will generate revenue for actually several years.

Daniel Gelbtuch:  And how long do you believe that at least on the receiver side, a discrete effort will be I guess dominant?  I mean obviously, you know, I would expect that there will be some integration efforts, even on the TV side over time.  What do you see happening I guess beyond 05 and 06?

Steve Tirado:  Just like you might expect.  I mean at the low end of the market because of price you’ve got to integrate, so there’s no way to really — at some point, there’s no way to capture sockets with discrete parts.  At the higher end of the market, companies like, you know, the Sony’s and the Panasonics et cetera, they’ve put a lot of investment into their particular, you know, scaling or video processing, and so they’re somewhat loathed or resistant to using what they would consider a commodity part, because they feel that this is a lot of their differentiation.

So there’ll always be, you know, that discrete market at the higher end that we can sell into, and there are some things we’re going to do to improve our capabilities even further, you know, as we get into 2005, 2006, with respect to signal quality or number of high-speed ports available because as you get into the higher end, you have multiple ports, and so — I mean believe it or not, you’re having multiple gigabits of I/O on these TVs now.  You put two or three of these and you’ve got, you know, 15 gigabits of I/O.  You’ve got to switch all that, and process all that.  So there are some interesting communications directions we can take, as we continue to enable this whole infrastructure build out in the home.

Bob Gargus:  And Daniel, this is Bob.  On the source side, you know, we’ll see more and more integration, and I just want to remind you that, you know, part of our business model is to license there, and enable that.  So as you see competition, it may even be that a lot of them are getting the IP from us.

Steve Tirado:  Yes, we’re not going to fight nature here.  I mean we’re going to move with the market.  And in fact, in some ways we are enabling it, so the deals we did with (Mediatech), and (Sun Plus) on the TV side were, you know, they were licensing deals because we knew from the start there really wouldn’t be a discrete opportunity for us.  So we’re trying to — I think we’ve put together a strategy to maximize revenue return for the IP we’ve developed.

Daniel Gelbtuch:  OK, well, thank you very much guys.

Steve Tirado:  You’re welcome.

Operator:  We’ll go next to a question from Jason Paraschac of Kaufman Brothers.

Jason Paraschac:  Hi, good afternoon guys.  A question on the HDMI products.  The $6 blended ASPs sounds like it’s a little lower than what you had previously talked about.  Can you sort of give some more color there?  And does that have anything to do with the ramp of the 9011?

Bob Gargus:  So again, the $6 price includes a lot of DVI for the fourth quarter that we mention as about a 40 to 50 percent lower ASP.  So that’s one.  And two, while we’ve begun shipping the 9011, it’s not a significant portion of the revenue yet.

Jason Paraschac:  OK, that’s helpful.  When you look at the full year 2005, can you give us some sort of sense of how significant the 9011 might be in that plan?

Bob Gargus:  I …

Steve Tirado:  I don’t know if we have that data for you.  I mean the 9011 is really designed to be — to help enable a lower end of the market get access to HDMI.  What we’re finding is because of the FCC mandate, and the desire for content to access, that there were smaller televisions that wanted to go HDMI.  So that was the whole idea of the 9011, in addition to providing a competitive fighter or competition coming in, but you know, we’ll have to look at that.  I don’t know that we have that kind of detail for you.

Jason Paraschac:  OK.  Then looking at 2005, with some of your guidance, you know, it looks like the PC business, given the strength in the fourth quarter and your, you know, reiteration of the guidance for growth, combined with, you know, relatively steady expectations for the storage business, you know, it seems to indicate that top line for 2005 might grow a little faster than expected, but if you’re kind of keeping to the revenue guidance that you gave last quarter, does that mean the CE business might be a little lower than what people had been talking — or looking for?

Bob Gargus:  So I think it’s clear that the PC business may be a little better for us for the full year.  At this point in time, I don’t really care if you take it out of storage or CE.  I mean right now our crystal ball goes out about 90 days.  We’ve given you what we think is an appropriate range for the full year guidance, and you know, any attempt for me to give you a lot more detail just — you know, it’s just going to open questions when the actuals come in and they’re different.

Steve Tirado:  You know, I think the key thing on the CE market side is just to take a look at, you know, the number of HDMI products announced, the push toward digital.  We’re going to move with the adoption rate of the market, and then also with the seasonality of the market itself.  I think to the extent that there are digital connections on those devices, you’re likely to find a Silicon Image chip.  I know, from talking with a lot of the CE companies, that they do have very, you know, —

pretty aggressive plans to incorporate HDMI up and down their product lines, largely in preparation for making sure that they have, you know, access to all kinds of premium content.

Jason Paraschac:  OK.  One last question.  Just curious if you can give us an update on your partnerships, like Mediatech) and Trident, (Sun Plus).  When you expect them to start contributing revenue, or maybe they have already?  And then also does all of that business going to licensing?  Or does it ever show up in some of the product revenue?

Bob Gargus:  So (Mediatech) was licensing with a royalty stream.  OK, we’ve obviously got in revenues from the licensing.  The royalties have not yet begun.  The Trident relationship had some licensing revenues, which we’ve gotten, and it involves kind of an ability to sell the chip on both sides, and the chip is not yet released into production, but we expect that to happen sometime in the first half of 05 here.

Jason Paraschac:  OK, thanks guys.

Bob Gargus:  Oh, and (Sun Plus) is kind of similar.  We’re getting some royalties from them, but I wouldn’t say that it was huge at this point in time.

Jason Paraschac:  OK, thanks guys.

Operator:  And we’ll go now to Jerry Matecun of Kalydus Asset Advisors.

Bob Gargus:  OK …

(Phil Dreyer):  Hey, guys, (Phil Dreyer), and with all the questions you actually got the one question that we had, so we’ll pass.

Steve Tirado:  Thank you.

Operator:  We’ll go now to Karl Motey of Wachovia Securities.

Bob Gargus:  OK, and operator, I think we’ll take this call and one more please.  And then we’ll have to cut of from a time constraint.

Karl Motey:  Thanks.  Bob, could you just repeat the Q1 guidance, but just stripped out the licensing for each segment?  If you could just give us the product items by segment, and then one number for licensing, that would be really helpful.

Bob Gargus:  The licensing number we gave was 4.5 to 5.0, so we’ll let you kind of pick the number.  For the PC business, it would be flat to up five percent.  This is for product only, not licensing.  Storage, up five to 10 percent, and CE down 14 to 20.

Karl Motey:  OK, and, Steve, could you talk a little bit about your pipeline of opportunities for SteelVine?  Obviously, you’ve received a lot of interest, and this one particular licensing deal appears to be, you know, potentially pretty large, but could you just give us an idea of what types of companies you’re dealing with, what kind of volumes are, you know, people kind of associating with it?  And, you know, understanding that we’re now looking out into late ‘05, ‘06.

Steve Tirado:  So there are three key application areas for the small to medium business segment.  Number one is Microsoft exchange servers, number two is Microsoft SQL Servers, and number three is what they call the nonlinear digital video editing market that’s very popular in the Mac world.  So our product works really really well in those environments, with respect to performance and price, such that they represent, you know, — it’s pretty significant business from the systems side.  We have several channels already identified we’re going to carry the product line, and I think they’re going to be pretty aggressive in a marketing.

             So like I was saying earlier on, I expect to have some announcements this quarter and next quarter with respect to do those partners are, but that just give you a feel for the kind of the three primary markets for this.  Now, we may see some business from the digital video record space, as a function of the Scientific-Atlanta box being out there in consumer homes.  There will be a way for them to contact (AVAR) and plug a box in and it does work really nicely, so there might be some additional business there, but I think those three markets I’ve outlined are the primary drivers for revenue in 2005.

Karl Motey:  OK, great thank you.

Steve Tirado:  You’re welcome.

Operator:  And again due to time constraints, we will be taking a last question, and that question will come from Brian Alger of Pacific Growth Equities.

Brian Alger:  Hi.  Actually, it was just a bookkeeping to Charlie’s point.  In the past, we’ve gotten a breakdown of storage subsystems, that legacy business that’s dying.  I’m just wondering what that was on the quarter of the storage number.

Bob Gargus:  As I already mentioned, we said that the product portion of the revenue was about 9.3 million, and I said that somewhere between — I’ll even know if a little more, between 50 and 60 percent was serial ATA.  The rest was the legacy piece.

Brian Alger:  I’m sorry; I guess in the past previous quarters, we’ve had a couple hundred thousand dollars coming from storage subsystems.  I believe this is on parallel ATA stuff.

Bob Gargus:  OK, yes …

Brian Alger:  And we’ve broken that out.

Bob Gargus:  Yes, so we had no systems business this quarter.

Brian Alger:  OK, it was zero?

Bob Gargus:  It was zero.  We told people we got out of that in the last quarter.

Brian Alger:  Great, that’s exactly what I wanted to hear, thank you.

Bob Gargus:  All right.  I misunderstood, sorry Brian.

Brian Alger:  No, my mistake.

Bob Gargus:  All right, well, with that, we’d like to thank everybody.  And we’ll be talking to you next quarter.

Operator:  Once again, this will conclude the Silicon Image fourth quarter 2004 earnings release conference call.  We do appreciate your participation.  You may disconnect at this time.

END